Exhibit 10.1

25% MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (“Agreement”), made as of January 5, 2007, by and between 1350 MEZZANINE LLC, a Delaware limited liability company, having an office at 625 Reckson Plaza, Uniondale, New York 11556 (“Seller”) and SL Green Operating Partnership, L.P., a Delaware limited partnership, having an office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 (“Purchaser”) and SL Green Realty Corp., a Maryland corporation, having an office at 420 Lexington Avenue, New York, New York 10170 (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller is the owner, of 100% of the limited liability company membership interests in 1350 LLC, a Delaware limited liability company (the “Company”) which is the owner of that certain property known as 1350 Avenue of the Americas, New York, New York (the “Property”);

WHEREAS, Seller and the Company are subsidiaries owned more than 95% by Reckson Associates Realty Corp. (“Reckson”) and Purchaser is a subsidiary owned more than 95% by Parent;

WHEREAS, Reckson and Parent are parties to that certain Agreement and Plan of Merger dated as of August 3, 2006, by and among Parent, Wyoming Acquisition Corp., Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, Reckson and Reckson Operating Partnership, L.P. (the “Merger Agreement”);

WHEREAS, Parent has requested that, prior to the closing of the transactions contemplated pursuant to the Merger Agreement, Seller sell, assign and convey to subsidiaries of Parent 100% of the limited liability company membership interests in the Company; and

WHEREAS, Purchaser desires to purchase and accept 25% of the limited liability company membership interests in the Company (the “Membership Interests”) from Seller and Seller desires to sell, assign and convey the Membership Interests to Purchaser on the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, Seller has agreed to sell 75% of the limited liability company membership interests in the Company (the “Other Membership Interests”) pursuant to that certain 75% Membership Interest Purchase Agreement dated as of the date hereof between Seller, Purchaser and Parent (the “Other Purchase Agreement”);

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged by Seller, Parent and Purchaser, Seller, Parent and Purchaser hereby agree as follows:

1.             Purchase and Sale of Membership Interests.  On the terms and conditions hereinafter set forth, Seller hereby agrees to sell, assign and convey unto Purchaser and Purchaser hereby agrees to purchase and accept from Seller, all of Seller’s right, title and interest in and to the Membership Interests.

2.             AS-IS.  Except as otherwise expressly set forth in this Agreement, the sale, assignment and conveyance of the Membership Interests is and shall be without recourse to, or representation or warranty of any kind or nature whatsoever by, Seller, whether express or implied, by operation of law, or otherwise.  Purchaser has made or been given the opportunity to make such examinations, reviews and investigations as Purchaser deems necessary or appropriate in making its decision to enter into this Agreement and to purchase Seller’s right, title and interest in and to the Membership Interests.  No representation is made as to the nature of the Company’s title to the Property.

3.             Purchase Price.  The purchase price for the Membership Interests shall be ONE HUNDRED MILLION AND 00/100 DOLLARS ($100,000,000.00) (the “Purchase Price”).  On the Closing Date (as hereinafter defined), Purchaser shall pay to Seller the Purchase Price as follows:

(a) by execution and delivery at closing to Seller of a note issued by the Purchaser in the amount of  SIX MILLION FORTY FIVE THOUSAND FIVE HUNDRED TWENTY SEVEN AND 54/100 DOLLARS ($6,045,527.54) (“Purchase Money Note”), in the form attached hereto as Exhibit A and made a part hereof.

(b) the balance of the Purchase Price shall be paid in cash by certified check drawn on a bank which is a member of the New York Clearinghouse Association or wire transfer in immediately available federal funds.

4.             Closing Date.  The date of closing of the transaction described herein (the “Closing”) shall be January 5, 2007 (the “Closing Date”).

5.             Apportionments.  There shall be no apportionments upon Closing.

6.             Seller’s Deliveries on Closing Date.  On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)           an Assignment and Assumption of Membership Interests in the form attached hereto as Exhibit B, duly executed by Seller and acknowledged, pursuant to which Seller shall transfer to Purchaser all of Seller’s right, title and interest in and to the Membership Interests and Purchaser shall assume all of the obligations of Seller with respect to the Membership Interests (the “Membership Interest Assignment”);

(b)           a certification of non-foreign status (within the meaning of Treasury Regulation Section 1.1445-2(b)(2)) of Reckson Operating Partnership L.P.; and

(c)           such other documents and instruments reasonably required by Purchaser to effect the transfer of the Membership Interests pursuant to this Agreement.

7.             Seller’s Representations.  Seller hereby represents and warrants to and covenants with Purchaser that:

(a)           Seller has all requisite power and authority to execute, deliver and perform this Agreement.  This Agreement has been duly authorized and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The execution and delivery and performance by Seller of its obligations hereunder and all related documents required hereby will not conflict with or result in a breach of the provision of any applicable law or regulation, or breach of any of the terms, conditions or provisions of any material agreement or instrument to which Seller is now a party, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or the property of Seller is subject, which conflict, breach, default, acceleration or violation would have a material adverse effect on the ability of either of Seller to perform its respective obligations under this Agreement.

(b)           The Company is a limited liability company duly organized, validly existing under the laws of the State of Delaware and Seller owns, 100% of the limited liability company membership interests in the Company.

(c)           Seller has not previously filed a voluntary petition in bankruptcy, been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any federal bankruptcy act or any other law, sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of his or her properties or any portion thereof, or made an assignment for the benefit of creditors or admitted in writing his or her inability to pay his or her debts generally as the same become due.

(d)           The Membership Interests are not registered under any securities law.

8.             Purchaser’s Representations.

Purchaser hereby represents and warrants to and covenants with Seller that Purchaser is a limited partnership formed, validly existing and in good standing under the laws of the State of Delaware and has the company power and authority to execute, deliver and perform this Agreement.  Purchaser has duly authorized the execution, delivery and performance of this Agreement and all related documents required hereby.  This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The execution and delivery and performance by Purchaser of its obligations hereunder and all related documents required hereby will not conflict with or result in a breach of the provision of any applicable law or regulation, or breach of any of the terms, conditions or provisions of Purchaser’s certificate of formation or partnership agreement or any material agreement or instrument to which Purchaser is now a party, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which Purchaser or its property is subject, which conflict, breach, default, acceleration or violation would have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

9.             Survival.                All the provisions of this Agreement, other than the representations and warranties of Seller and Purchaser set forth in Sections 7 and 8 of this Agreement, shall  survive the Closing.

10.           Conditions Precedent.

(a)           The obligation of Purchaser to acquire the Membership Interests is subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(i)            The representations and warranties of Seller set forth in Section 7 shall be true and current in all material respects as of the Closing Date.

(ii)           Seller shall have delivered the items described in Section 6.

(b)           The obligation of Seller to sell, convey and assign the Membership Interests is subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

(i)            The representations and warranties of Purchaser set forth in Section 8 shall be true and correct in all material respects as of the Closing Date.

(ii)           Purchaser shall have delivered counterparts of the Membership Interest Assignment and Company Agreement Amendment, duly executed by Purchaser and acknowledged.

(iii)          Purchaser shall have paid the Purchase Price pursuant to Section 3.

11.           Brokerage.  Seller and Purchaser each represent and warrant to the other that it has not dealt with any broker, consultant, finder or like agent who might be entitled to a commission or compensation on account of introducing the parties hereto, the negotiation or execution of this Agreement or the Closing.  Seller agrees to indemnify and hold Purchaser, its respective successors and assigns, harmless from and against all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys fees and disbursements) which may be asserted against, imposed upon or incurred by Purchaser by reason of any claim made by any broker, consultant, finder or like agent for commissions or other compensation for bringing about this transaction or claiming to have introduced the Membership Interests to Purchaser.  Purchaser agrees to indemnify and hold Seller, their respective successors and assigns, harmless from and against all claims, losses, liabilities, (including, without limitation, reasonable attorneys fees and disbursements) which may be asserted against, imposed upon or incurred by Seller by reason of any claim made by any broker, consultant, finder or like against for commissions or other compensation for bringing about this transaction or claiming to have introduced the Membership Interests to Purchaser.  The provisions of this Section 11 shall survive the Closing or other termination of this Agreement.

12.           Closings Costs; Fees and Disbursements of Counsel, etc.  Purchaser shall be responsible for and shall pay (a) all documentary stamp taxes, transfer taxes or surtaxes, if any, imposed upon or payable in connection with the transfer of Seller’s right, title and interest in and to the Membership Interests contemplated hereby and has paid or caused to be paid (or will pay or cause to be paid) all such taxes in connection with such transfer of the Membership Interests to Purchaser (and any such taxes imposed upon or payable in connection with Seller’s exercise of the Call Option pursuant to Section 32 hereof (as defined therein), and (b) all fees and disbursements of Seller’s counsel, accountants and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.  The provisions of this Section 12 shall survive the Closing or other termination of this Agreement.

13.           Notices.  All notices, demands, requests, consents, approvals or other communications (for the purposes of this Article collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement, in order to constitute effective notice to the other party, shall be in writing and shall be deemed to have been given when (a) personally delivered with signed delivery receipt obtained, (b) when transmitted by facsimile machine, if followed by the giving of, pursuant to one of the other means set forth in this Section 13 before the end of the first business day thereafter, printed confirmation of successful transmission to the appropriate facsimile number of the addressee listed below as obtained by the sender from the sender’s facsimile machine or (c) upon receipt, when sent by prepaid reputable overnight courier, in all cases addressed to the party to be notified at its address first above set forth or to such other address as such party shall have specified most recently by like Notice.  The attorneys for the parties may give any Notices required or permitted hereunder.  At the same time any Notice is given to Purchaser, a copy shall be sent in the manner aforesaid to:

Greenberg Traurig, LLP

900 Third Avenue, 29th Floor

New York, New York  10022

Attention:  Craig H. Solomon, Esq.

Telephone:    (212) 605-1000

Telecopier:    (212) 605-0999

At the same time any Notice is given to Seller, a copy shall be sent in the manner aforesaid to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY  10019

Attn.:   Stephanie J. Seligman, Esq.

Fax:  (212) 403-2000

14.           Governing Law.  This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

15.           Counterparts; Captions.  This Agreement may be executed in counterparts, by facsimile, each of which shall be deemed an original.  The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.

16.           Entire Agreement.  This Agreement (including all schedules attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto  The parties acknowledge that the provisions of Section 1.10 of the Merger Agreement do not apply to this Agreement.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

17.           Waivers; Extensions.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained.  No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

18.           No Recording.  The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded.

19.           Assignments.  Purchaser’s interest under this Agreement may be assigned by Purchaser or any successor-in-interest to Purchaser in Purchaser’s or such successor-in-interests sole discretion; provided, however, that Purchaser’s indemnification obligations under Section 31 shall not be delegable without Seller’s prior written consent.  Neither Seller’s interest under this Agreement nor any part thereof may be assigned by Seller.

20.           Pronouns; Joint and Several Liability.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

21.           Successors and Assigns.  This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective permitted successors and assigns.

22.           Severability.  If any provision of this Agreement shall be finally determined to be unlawful or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, this Agreement shall be reformed and construed in any such jurisdiction or case as if such unlawful or unenforceable provision had never been contained herein and such provision reformed so that it would be lawful and enforceable to the maximum extent permitted in such jurisdiction or in such case, and every other provision of this Agreement shall remain in full force and effect, except that each transfer, waiver or release made or consent or consideration given pursuant hereto shall be deemed made or given in consideration of all transfers, waivers, releases, consents or consideration received by such party pursuant to this Agreement, and the provisions of this Agreement relating thereto are, accordingly, interdependent and not severable.

23.           Integration; Amendment.  This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings, inducements or conditions, expressed or implied, written or oral, between them respecting the subject matter contained herein.  This Agreement may not be modified or amended, other than by an agreement in writing executed by and on behalf of the party sought to be bound by such modification or amendment.

24            Recitals.  The recitals to this Agreement hereinabove set forth are hereby incorporated by reference in this Agreement and shall constitute a part hereof.

25.           Captions.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

26.           Indulgences, Etc.  Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

27.           No Partnership.  This Agreement shall not be construed to create a partnership, joint venture or creditor-debtor relationship between any of the parties hereto.  Each party hereto acknowledges to the other parties hereto that no provision of this Agreement or any document, instrument or agreement delivered pursuant hereto creates any basis for asserting or implying the existence of any agency or fiduciary relationship.

28.           Further Assurances.  Seller and Purchaser shall each execute and deliver all further documents or instruments and take all further actions reasonably requested by the other in order to fully effectuate the intent and purpose of this Agreement and obtain the full benefit of this Agreement.

29.           No Third Party Beneficiaries.  Except as otherwise provided in Section 32, no person or entity other than Seller and Purchaser is an intended beneficiary of this Agreement and only Seller and Purchaser shall be entitled to enforce this Agreement.

30.           1031 Exchange.     Seller understands that Purchaser may consummate the sale of the Membership Interest as part of a so-called like-kind or tax-deferred exchange (each, an “Exchange”) pursuant to Section 1031 of the Internal Revenue Code, as amended (the “Code”) and

Seller agrees to cooperate with Purchaser in connection therewith (including, but not limited to, executing such documents as Purchaser may reasonably request), provided that: (i)  Purchaser shall effect the Exchange through an assignment of its rights, but not its obligations, under this Agreement to a qualified intermediary as provided in Treasury Regulations Section 1.1031(k)-1(g)(4) and Seller shall not be required to acquire or hold title to any real property or membership interests for purposes of consummating the Exchange; (ii)  Purchaser shall pay any additional costs that would not otherwise have been incurred by either party had Purchaser not consummated the sale through the Exchange and (iii)  Purchaser shall, and hereby does, indemnify and hold Seller and its affiliates harmless from any loss, cost, damage, liability or expense which may arise or which Seller or its affiliates may suffer in connection with, an Exchange.  In the event that Purchaser elects to consummate this transaction through an Exchange, Purchaser may make the Purchaser Money Note payable to a qualified intermediary provided that the qualified intermediary shall assign its rights under such Purchaser Money Note to Seller upon Closing.  Neither Seller nor Purchaser shall, by this Agreement or acquiescence to the Exchange, (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that the Exchange in fact complies with Section 1031 of the Code.  The indemnification provisions set forth in this Section 30 shall survive the Closing or other termination of this Agreement.

31.           Parent Indemnity.  Parent agrees to indemnify and hold harmless Seller and its affiliates and their respective directors, officers, partners, members, employees, agents, and representatives (each, a “Reckson Party”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties and taxes (collectively, “Losses”) arising or resulting from, or suffered or incurred by any Reckson Party, in connection with the transactions contemplated by this Agreement (which indemnification shall survive the Closing or other termination of this Agreement), including any Losses resulting, directly or indirectly, from (i) Seller’s exercise of the Call Option (including as a result of any  breach by Purchaser of Section 32(c) hereof, or casualty or other damage to the Property during the period from the Closing through the consummation of the Call Option) pursuant to Section 32 hereof (as defined therein), and (ii) any assignment by Purchaser of this Agreement or the Membership Interests.  Without limiting the generality of the foregoing, such indemnification obligation shall include any and all Losses incurred by any Reckson Party, or for which any Reckson Party may be liable, in the event that exercise of the Call Option pursuant to Section 32 hereof is not given full effect by any taxing authority as a rescission, including but not limited to the imposition of corporate level tax on Reckson and/or the payment of any deficiency dividend (within the meaning of Section 860(a) of the Code) by Reckson, in each case, as a result, directly or indirectly, of the transactions contemplated by this Agreement (provided that in the event of a payment of a deficiency dividend by Reckson, there shall be no “gross up” of the Loss to reflect any further distribution paid by Reckson in respect of the related indemnity payment).  If Parent is obligated to make an indemnity payment to Reckson (or the Operating Partnership) pursuant to this Agreement, Parent shall deposit the amount of such indemnity payment into an escrow.  The provisions of Section 7.6 of the Merger Agreement shall apply, mutatis mutandis, with respect to such escrow, provided that (i) Parent shall also be a party to the escrow agreement, and (ii) the escrow agreement shall provide that Purchaser will be treated as the tax owner of all funds held in escrow and any income thereon.

32.           Call Option.

(a)           If the Merger Agreement is terminated for any reason (other than completion of the Merger), then the parties hereto agree that, at the option of Seller (the “Call Option”), exercisable by Notice to Purchaser prior to the date that is thirty days after the date of such termination, the sale and transfer of the Membership Interests contemplated by this Agreement shall be rescinded for all purposes in accordance with the provisions of Section 32(b) hereof and that the parties shall enter into such further agreements as may be necessary, in the opinion of Reckson, to cause the exercise of the Call Option pursuant to this Section to be treated as a rescission for U.S. federal income tax purposes.  The parties hereto intend that the exercise of the Call Option pursuant to this Section (and any related actions and transactions) be treated as a rescission for U.S. federal income tax purposes and shall not take any position (whether on a Tax Return, in any audit or proceeding with respect to Taxes (as such terms are defined in the Merger Agreement), or otherwise) that is inconsistent with such characterization (an “Inconsistent Position”).  Within 10 days of the receipt by any Reckson Party of any written notice from any taxing authority regarding its treatment or proposed treatment of the sale of the Membership Interests under this Agreement and/or the exercise of the Call Option, Seller shall notify Purchaser in writing of the substance of such communication; provided, that any failure to give such notice shall not relieve Purchaser from any of its obligations under Section 31 hereof, except to the extent Purchaser is actually prejudiced thereby. Seller shall have the right to control any audit, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”) of any Reckson Party, including any Tax Proceeding in which the taxing authority asserts an Inconsistent Position (an “Interested Party Tax Proceeding”).  With respect to any Interested Party Tax Proceeding, (i) Seller shall provide Purchaser with a timely and reasonably detailed account of each phase of such proceeding, (ii) Seller shall consult with Purchaser before taking any significant action in connection with such proceeding, (iii) Seller shall consult with Purchaser and offer Purchaser an opportunity to comment before submitting any written materials prepared or furnished in connection with such proceeding, (iv) Seller shall defend such proceeding diligently and in good faith, and (v) Purchaser shall be entitled to participate in such proceeding if it could have an adverse effect on Purchaser that is material, in each case of clauses (i) through (iv), solely to the extent the Interested Party Tax Proceeding relates to an Inconsistent Position.  In the event that Parent shall have an indemnity obligation under Section 31 as a result of a determination that Seller or any of its affiliates recognized gain from the sale of Membership Interests under this Agreement, Reckson shall, to the extent permitted by applicable law, elect to pay corporate level tax with respect to such gain rather than paying a deficiency dividend with respect thereto if (A) the payment of such corporate level tax would mitigate the amount of the indemnity obligation and (B) Reckson determines in good faith that such election does not result in adverse economic consequences to any Reckson Party for which such Reckson Party is not fully indemnified under Section 31 or otherwise.

(b)           Within 5 Business Days of Seller’s Notice to Purchaser that Seller is exercising the Call Option, the following shall occur:

(1)                                  Purchaser shall transfer to Seller the Membership Interests, pursuant to a form of Assignment and Assumption of Interest Agreement substantially in the form attached hereto as Exhibit B (except as to the identity of the assignor and assignee); and

(2)                                  Seller shall pay to Purchaser (or Purchaser shall pay to Seller if the sum of clause (i), minus clause (ii), plus clause (iii) is a negative number) an amount of cash equal to the sum of (i) the cash purchase price paid for the Membership Interests pursuant to Section 3(b) hereunder, minus (ii) 25% of all dividends or distributions paid by the Company during the period of Purchaser’s ownership of the Membership Interests, plus (iii) an amount equal to 25% of  all cash contributions to the Company during the period of Purchaser’s ownership of the Membership Interests (other than cash contributions used by the Company to fund capital expenses); and

(3)                                  Seller shall transfer the Purchase Money Note to the Purchaser and the Purchase Money Note shall be canceled; and

(4)                                  Purchaser shall prepare at its expense all documents and instruments necessary for the reacquisition of the Membership Interests and Purchaser will pay all taxes, recording costs and other fees in connection therewith.

In addition, the parties shall take such action as may be required, or in the opinion of Seller, necessary under state law or otherwise (including through the payment of monies by Purchaser) to restore the parties to the same position as if the transactions contemplated by this Agreement had not occurred.

(c)           From and after the Closing Date and until the completion of the Merger (unless the Merger Agreement shall have been terminated and Seller shall have declined to exercise the Call Option within the period specified in Section 32(a) hereof), Purchaser shall (i) take all actions (including ensuring that the Property is adequately insured and otherwise) as shall be prudent and advisable in the ordinary course operation of the Property, (ii) refrain from taking any actions in connection with the Property and the Company (including without limitation allowing the Company to incur any debt or to enter into any transactions with affiliates of Parent) other than in the ordinary course operation of the Property, (iii) not allow the Company to issue debt or equity interests (other than the Membership Interests and the Other Membership Interests), to incur any expenses other than reasonable, customary and necessary operating expenses, or to amend its operative documents in any manner, (iv) not make any entity classification election for federal income tax purposes with respect to the Company, (v) not place or suffer any lien, encumbrance or title defect (or any item that would be listed as an exception on a title insurance policy) on, or otherwise commit or suffer any waste with respect to, the Property or the Membership Interests, and (vi) not make any capital contributions to the Company other than capital contributions required to fund reasonable, customary and necessary operating expenses of the Company.

(d)           Seller may exercise its option under this Section 32 only if it concurrently exercises its option under Section 32 of the Other Purchase Agreement to reacquire the Other Membership Interests.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first above-written.

SELLER:

1350 Mezzanine LLC,
a Delaware limited liability company

By:	/s/ Jason Barnett
Name: Jason Barnett
Title: Sr. E.V.P.

PURCHASER:

SL Green Operating Partnership, L.P.,
a Delaware limited partnership

By:	SL Green Realty Corp.,
a Maryland Corporation, its general partner

	By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President

PARENT:

SL Green Realty Corp.,
a Maryland corporation

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President

-

EXHIBIT A

Form of Purchaser Money Note

EXHIBIT B

Form of Assignment and Assumption of Interest

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST (the “Assignment”), dated as of                            , 2007, by and between 1350 MEZZANINE LLC, a Delaware limited liability company, having an office at 625 Reckson Plaza, Uniondale, New York 11556 (the “Assignor”), and                                                     , a Delaware limited liability company, having an address at                                                          (“Assignee”).

KNOW ALL MEN BY THESE PRESENTS, that, in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration in hand paid by the Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby convey, grant, transfer, set over and assign to Assignee    % of Assignor’s legal and beneficial ownership interest in 1350 LLC, a Delaware limited liability company (the “Company”), including, without limitation,    % of its right, title and interest in the assets, capital, profits, losses, gains, credits, deductions and other allocations, cash flow, and other distributions (ordinary and extraordinary) of the Company in respect of all periods on and after the date hereof (the “Interest”), to have to and hold the same unto Assignee, its successors and assigns from and after the date hereof, subject to the terms and provisions of that certain Limited Liability Company Agreement (the “Operating Agreement”).

Assignee hereby accepts the assignment hereunder and hereby agrees to be bound by each and every provision of the Operating Agreement in respect of the Interest from and after the date hereof and assumes all obligations under the Operating Agreement in respect of the Interest.

Each party hereby agrees to execute such further documents as may be required or desirable by the other party in order to effectuate or evidence the assignment set forth herein and the admission of Assignee as a member of the Company.

This Assignment is made without representation, warranty, covenant or recourse against Assignor of any kind or nature.

This Assignment may be executed in several counterparts, each of which shall for all purposes constitute but one agreement, binding on each party hereto.

This Assignment shall be construed and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed and delivered this Assignment and Assumption of Membership Interests as of this         day of January, 2007.

ASSIGNOR:

1350 MEZZANINE LLC,
a Delaware limited liability company,

By:
Name:
Title:

ASSIGNEE:

[ ],
a

By:
Name:
Title:

2